FOR IMMEDIATE RELEASE	Exhibit 99.1

Investor Relations:
Anne Bork
(248) 447-5914

Media:
Andrea Puchalsky
(248) 447-1651

Lear Reports First-Quarter Financial Results
and Updates 2005 Financial Guidance

      Southfield, Mich., April 22, 2005 — Lear Corporation [NYSE: LEA], one of the world’s largest automotive interior systems suppliers, today reported financial results for the first quarter of 2005 and updated 2005 earnings guidance.

First-Quarter Results:

•	Net sales were $4.3 billion versus $4.5 billion a year ago

•	Net income per share was $0.23, including a one-time tax benefit of $0.26 per share resulting from a tax law change in Poland

•	Free cash flow was negative $11 million

      For the first quarter of 2005, Lear posted net sales of $4.3 billion and net income of $15.6 million, or $0.23 per share, including a one-time tax benefit of $0.26 per share resulting from a tax law change in Poland. These results compare to net sales of $4.5 billion and net income of $91.4 million, or $1.24 per share, for the first quarter of 2004.

      The decrease in net sales from the prior year primarily reflects unfavorable vehicle platform mix in North America, as well as lower industry production in Lear’s major markets. Net income per share in the quarter declined from the year earlier results primarily due to lower sales and the adverse net impact of higher raw material costs.

      “Industry conditions in North America are very difficult. In this challenging environment, we are evaluating every element of our cost structure for further efficiencies, and we are reviewing all aspects of our global business to ensure that we are positioned for long-term profitable growth,” said Bob Rossiter, Lear Chairman and Chief Executive Officer.

      Free cash flow was negative $10.9 million for the first quarter of 2005. (Net cash provided by operating activities was $118.5 million. A reconciliation of free cash flow to net cash provided by operating activities is provided in the attached supplemental data page.)

Second-Quarter and Full-Year 2005 Outlook

      For the second quarter of 2005, net sales are expected to be approximately $4.5 billion, up about 6% from a year ago. This reflects the addition of new business globally and the favorable impact of currency exchange, offset in part by unfavorable vehicle platform mix. Net income per share is expected to be in the range of $0.20 to $0.40, compared with $1.58 for the second quarter of 2004.

      For the full year of 2005, net sales are expected to be $17.5 to $17.7 billion, reflecting primarily the addition of new business globally. Lear’s 2005 industry production planning assumptions are 15.5 to 15.8 million units in North America and 18.3 to 18.6 million units in Europe. Given this industry outlook and a forecasted tax rate of about 25% (excluding the first-quarter tax benefit), net income per share is expected to be in the range of $2.75 to $3.25, including the first-quarter tax benefit. Full-year capital spending is now forecasted to be approximately $550 million. Depreciation is expected to be about $425 million. Free cash flow is expected to be in the range of negative $50 million to breakeven, which includes the one-time negative impact of changes in customer payment terms. Interest expense is expected to be about $180 million. See “Forward-Looking Statements” below for a description of factors that could impact actual operating results.

      Lear Corporation, a Fortune 500 company headquartered in Southfield, Mich., USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $17 billion in 2004, Lear is one of the world’s largest automotive interior systems suppliers. The Company’s world-class products are designed, engineered and manufactured by more than 110,000 employees in 34 countries.

      Lear Corporation [NYSE: LEA] will hold a conference call to review the Company’s first-quarter 2005 financial results and related matters on Friday, April 22, 2005, at 9:00 a.m. EDT. To participate in the conference call, dial 1-800-789-4751 (domestic) or 1-706-679-3323 (international). You may also listen to the live audio webcast of the call, in listen- only mode, on the corporate website at www.lear.com. An audio replay will be available two hours following the call at 1-800-642-1687 (domestic) and 1-706-645-9291 (international). The audio replay will be available until May 2, 2005 (Conference I.D. 4092894).

Use of Non-GAAP Financial Information

      In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “free cash flow” (a non-GAAP financial measure). Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.

      Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses free cash flow for planning and forecasting in future periods.

      Free cash flow should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or other discretionary uses. Also, free cash flow, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

      For a reconciliation of historical free cash flow to net cash provided by operating activities, see the supplemental data page which, together with this news release, has been posted on the Company’s website through the Investor Relations link at www.lear.com.

Forward-Looking Statements

      This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer productivity negotiations, the impact and timing of program launch costs, the costs and timing of facility closures, business realignment or similar actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers, raw material cost and availability, the Company’s ability to mitigate the significant impact of recent increases in raw material prices, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in free cash flow and other risks described from time to time in the Company’s Securities and Exchange Commission filings.

      In addition, the second-quarter and full-year 2005 per share earnings guidance is based on an assumed 68 million and 73 million shares outstanding, respectively. The full-year assumed shares include 4.8 million shares related to the outstanding contingently convertible debt. The second-quarter assumed shares exclude such shares as they are antidilutive.

      The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update them.

# # #

Lear Corporation and Subsidiaries
Consolidated Statements of Income

(Unaudited; in millions, except per share amounts)

	Three Months Ended
	April 2,	April 3,
	2005	2004

Net sales	$4,286.0	$4,492.1

Cost of sales	4,086.1	4,145.2
Selling, general and administrative expenses	151.1	167.7
Interest expense	44.8	39.1
Other expense, net	6.9	14.1

Income (loss) before income taxes	(2.9)	126.0
Income tax provision (benefit)	(18.5)	34.6

Net income	$15.6	$91.4

Basic net income per share	$0.23	$1.34

Diluted net income per share	$0.23	$1.24

Weighted average number of shares outstanding — basic	67.2	68.4

Weighted average number of shares outstanding — diluted	68.7	75.4

Lear Corporation and Subsidiaries
Consolidated Balance Sheets

(In millions)

	April 2,	December 31,
	2005	2004
	(Unaudited)	(Audited)
ASSETS
Current:
Cash and cash equivalents	$525.6	$584.9
Accounts receivable	2,527.8	2,584.9
Inventories	620.6	621.2
Recoverable customer engineering and tooling	266.9	205.8
Other	337.8	375.2

	4,278.7	4,372.0

Long-Term:
PP&E, net	2,023.9	2,019.8
Goodwill, net	3,022.5	3,039.4
Other	496.3	513.2

	5,542.7	5,572.4

Total Assets	$9,821.4	$9,944.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Short-term borrowings	$40.4	$35.4
Accounts payable and drafts	2,773.6	2,777.6
Accrued liabilities	1,158.5	1,202.1
Current portion of long-term debt	628.8	632.8

	4,601.3	4,647.9

Long-Term:
Long-term debt	1,853.3	1,866.9
Other	714.9	699.5

	2,568.2	2,566.4

Stockholders’ Equity	2,651.9	2,730.1

Total Liabilities and Stockholders’ Equity	$9,821.4	$9,944.4

Lear Corporation and Subsidiaries
Supplemental Data

(Unaudited; in millions, except content per vehicle and share data)

	Three Months Ended
	April 2,	April 3,
	2005	2004
Net Sales
North America	$2,229.9	$2,506.0
Europe	1,781.9	1,756.6
Rest of World	274.2	229.5

Total	$4,286.0	$4,492.1

Content Per Vehicle *
North America	$553	$588
Total Europe	$376	$355

Free Cash Flow **
Net cash provided by operating activities	$118.5	$56.8
Net change in sold accounts receivable	—	70.4

Net cash provided by operating activities before net change in sold accounts receivable	118.5	127.2
Capital expenditures	(129.4)	(77.3)

Free cash flow	$(10.9)	$49.9

Depreciation	$94.5	$83.1

Basic Shares Outstanding at end of quarter	67,084,461	68,911,262

Diluted Shares Outstanding at end of quarter ***	68,267,245	75,357,982

*	Content Per Vehicle for 2004 has been updated to reflect actual production levels.

**	See “Use of Non-GAAP Financial Information” included in this news release.

***	Calculated using stock price at end of quarter. Diluted shares outstanding at April 2, 2005 exclude approximately 4.8 million shares related to outstanding convertible debt as such shares were antidilutive in the first quarter of 2005.